Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT made October 5, 2006, between FOOT LOCKER, INC., a New York corporation with its principal office at 112 West 34 Street, New York, New York 10120 (the “Company”) and Matthew D. Serra (the “Executive”).

WHEREAS, the Executive presently serves as the Chairman of the Board, President and Chief Executive Officer of the Company, pursuant to the provisions of the Employment Agreement between the Company and the Executive dated February 9, 2005 (the “2005 Agreement”); and

WHEREAS, the Company desires to continue to employ Executive as its Chairman of the Board, President and Chief Executive Officer, and Executive is willing to serve in such capacity; and

WHEREAS, the Company and Executive desire to set forth the terms and conditions of such employment;

NOW, THEREFORE, in consideration of these premises and of the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

1.

Employment and Term. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, as its Chairman of the Board, President and Chief Executive Officer, subject to the terms and conditions set forth herein. The term of this agreement shall commence on October 1, 2006 (the “Commencement Date”) and shall end on January 30, 2010 (the “Employment Period”), unless further extended or sooner terminated as hereinafter provided.

2.

Position and Duties. Executive shall continue to serve as the Chairman of the Board, President and Chief Executive Officer of the Company, reporting only to the Board of Directors (the “Board”). Executive shall have such responsibilities, duties and authority as are commensurate with his status as Chairman of the Board, President and Chief Executive Officer as may from time to time be determined or directed by the Board. Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company and its respective subsidiaries and affiliates; provided, however, that the Executive may serve on the boards of directors of other for-profit corporations, if such service does not conflict with his duties hereunder or his fiduciary duty to the Company. It is further understood and agreed that nothing herein shall prevent the Executive from managing his passive personal investments (subject to applicable Company policies on permissible investments), and (subject to applicable Company policies) participating in charitable and civic endeavors, so long as such activities do not interfere in more than a de minimis manner with the Executive’s performance of his duties hereunder.

3.

Place of Performance. In connection with his employment by the Company, Executive shall be based at the principal executive offices of the Company in the New York metropolitan area, or such other place in the United States to which the Company may hereafter relocate its principal executive offices. In the event of such relocation outside of the New York metropolitan area, the Company will pay the reasonable costs of the relocation of the principal residence of Executive, and provide such other relocation assistance as the Company then provides to its comparably situated senior executive employees.

4.	Compensation. As full compensation for the services of Executive hereunder, and subject to all of the provisions hereof

(a)	During the Employment Period, the Company shall pay Executive a base salary at such rate per year as may be fixed by the Compensation and Management Resources Committee of the Board of Directors (the “Compensation Committee”) from time to time, but in no event at a rate of less than $1,500,000 per year, to be paid in substantially equal monthly installments, in accordance with the normal payroll practices of the Company (the “Base Salary”).

(b)	During the Employment Period, Executive shall be entitled to participate in all bonus, incentive, and equity plans that are maintained by the Company from time to time during the Employment Period for its comparably situated senior executive employees in accordance with the terms of such plans at the time of participation. The Company may, during the Employment Period, amend or terminate any such plan, to the extent permitted by the respective plan, if such termination or amendment occurs pursuant to a program applicable to all comparably situated executives of the Company and does not result in a proportionally greater reduction in the rights or benefits of Executive as compared with any other comparably situated executives of the Company. During each year of the Employment Period, the annual bonus payable to Executive at target shall be 125 percent of Executive's then-current Base Salary. The bonus payable to Executive at target under the Long-Term Incentive Compensation Plan (the “LTIP”) for any three-year performance period shall be 90 percent of Executive’s Base Salary at the beginning of such performance period. Provided Executive is employed by the Company through the Employment Period, (i) the annual bonus payable to Executive for the fiscal year ending January 30, 2010, and the long-term bonus payable to him for the performance period then-ending shall be paid to Executive, in accordance with the terms of the applicable plan and his award thereunder even though Executive does not continue to be employed by the Company on the payment dates of such bonuses and (ii) Executive shall be entitled to receive pro rata payments under the LTIP for the 2008-2010 and the 2009-2011 performance periods at the same time and in the same manner as such payments are made to other participants in the LTIP, but in no event shall such payments be made later than April 15, 2011. Notwithstanding anything herein to the contrary, to the extent required under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued or to be issued thereunder (“Section 409A”), if the payment date of any bonus amount described in the foregoing sentence is on or before the six-month anniversary of the date of termination of the Executive’s employment (the “Termination Date”), such payment shall be made on the first business day following such six-month anniversary date. The pro rata payments described in clause (ii) above shall be calculated by multiplying the applicable bonus amount achieved for the 2008-2010 and the 2009-2011 performance periods by a fraction, the numerator of which is the number of years Executive was employed during the applicable performance period and the denominator of which is three.

(c)

During the Employment Period, Executive shall be eligible to participate in all pension, welfare, and fringe benefit plans, as well as perquisites, maintained by the Company from time to time for its comparably situated senior executive employees in accordance with their respective terms as in effect from time to time. These shall include (i) Company-paid life insurance in the amount of Executive’s annual Base Salary, (ii) long-term disability insurance coverage of $25,000 per month; (iii) annual out-of-pocket medical expense reimbursement of up to $20,000 per year; (iv) reimbursement of financial planning expense of up to $7,500 per year; (v) participation in the Supplemental Executive Retirement Plan (prorated for any partial plan year included in the Employment Period); (vi) eligibility to participate in the Deferred Compensation Plan; and (vii) annual reimbursement of dues and membership fees of one private club of up to $20,000 per year.

(d)

During the Employment Period, Executive shall be entitled to receive reimbursement for all reasonable and customary expenses incurred by him in performing services hereunder, including all travel and living expenses while away from home on business at the request of the Company, provided such expenses are incurred and accounted for in accordance with the Company's applicable policies and procedures.

(e)	Executive shall be entitled to 20 vacation days in each calendar year. Unused vacation shall be forfeited.

(f)

During the Employment Period, Executive shall be eligible to receive stock option grants as may be determined from time to time by the Compensation Committee and subject to the provisions of the applicable stock option and award plan of the Company. To the extent permissible under the terms of such applicable plan, all stock options currently held by Executive or that may be granted to Executive during the Employment Period shall become immediately exercisable upon a Change in Control (as defined in Attachment A hereto).

(g)

During the Employment Period, Executive shall be eligible to receive restricted stock grants as may be determined from time to time by the Compensation Committee and subject to the provisions of the applicable stock option and award plan of the

Company. To the extent permissible under the terms of such applicable plan, all restricted stock currently held by Executive or that may be granted to Executive during the Employment Period shall become immediately vested upon a Change in Control. Upon the execution of this agreement, the Restricted Stock Agreement between Executive and the Company dated March 22, 2006 shall be amended as set forth in Attachment B hereto.

(h)

The Company shall reimburse Executive the reasonable legal fees (based on hourly rates) and disbursements incurred by him in connection with negotiating and preparing this employment agreement, provided that in no event shall the amount of such reimbursement exceed $15,000.

(i)

The Company shall reimburse Executive the costs associated with an automobile of a type to be reasonably agreed upon by the Company and Executive, such costs to include monthly lease payments, garaging, insurance, fuel, and maintenance; provided, however, that the total amount of such payments shall not exceed $40,000 per year, and the Company, at its sole expense, shall provide Executive with the services of a full-time driver.

5.	Termination.

(a)	The Employment Period shall terminate upon the earliest of the following:

(i) the death of Executive;

(ii) if, as a result of the incapacity of Executive due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full time basis for 180 days, and within 30 days after written notice of termination is given (which may occur before or after the end of such 180 day period) he shall not have returned to the performance of his duties hereunder on a full time basis; or

(iii) if the Company terminates the employment of Executive hereunder for Cause. For purposes of this agreement, the Company shall have "Cause" to terminate the employment of Executive hereunder upon (A) his willful and continued failure to substantially perform his duties hereunder (other than any such failure resulting from his incapacity due to physical or mental illness), (B) his willful engagement in misconduct that is materially injurious to the Company, monetarily or otherwise, (C) the willful breach by the Executive of any material provision of this agreement, which breach is not cured within 10 business days from the date of the Company’s notice of the occurrence of such breach to the Executive, or (D) the Executive’s being convicted of a felony (other than a traffic violation).

(b)

If the Company shall terminate the employment of Executive pursuant to the provisions of paragraph (a) above, it shall have no further liability or obligation hereunder except (i) to pay promptly to Executive his then-current Base Salary through the Termination Date, and (ii) Executive shall receive benefits, if any, and have the rights afforded by the Company, under its then-existing policies, to employees whose employment is terminated for death, disability, or cause, as the case may be, or under the specific terms of any welfare, fringe benefit, or incentive plan.

(c)

If the employment of Executive is terminated by the Company during the Employment Period for any reason other than those set forth in Section 5(a) or if the Company breaches any material provision of this agreement, which breach is not corrected within 30 days following written notice to the Company, and Executive thereupon elects to terminate his employment hereunder, any restricted stock held by Executive prior to the Termination Date that is not vested as of the Termination Date shall become fully vested as of the Termination Date and the Company shall make the following payments and provide the following benefits to Executive: Until the earliest of (i) January 30, 2010, (ii) his death, or (iii) his breach of the provisions of Section 8 hereof, (A) the Company shall make payments to Executive, no less frequently than monthly, calculated at his then-applicable annual rate of Base Salary (the “Clause A Payments”); (B) the Company shall pay to Executive, with respect to the fiscal year in which such termination occurs, the annual bonus that Executive would otherwise have earned under the annual bonus plan applicable to Executive if such termination had not occurred, prorated as of the Termination Date (without duplication of the annual bonus provided for in clause (i) of Section 4(b) of this agreement) (the “Clause B” Payment”); (C) with respect to the performance period under the Long-Term Incentive Compensation Plan that ends on the last day of the fiscal year in which the employment of Executive is terminated, the Company shall pay to Executive the payment under the Long-Term Incentive Compensation Plan that Executive would otherwise have earned with respect to such performance period if such termination had not occurred, prorated as of the Termination Date (without duplication of the long-term bonus provided for in clause (ii) of Section 4(b) of this agreement) (the “Clause C Payment”); and (D) the Company shall provide Executive for a period of one year following the Termination Date, at no cost to Executive, with out-placement at a level commensurate with that provided by the Company to other comparably situated executives (the “Clause D Services”). The Clause A Payments shall commence on the Termination Date or, to the extent required by Section 409A, the last business day of the month in which falls the six-month anniversary of the Termination Date (unless such business day is such anniversary date, in which case the Clause A Payments shall commence on the next succeeding business day), provided, however, that the first such payment shall equal the sum of all Clause A Payments that would have been made from the

Termination Date to the date of such first payment were it not for the six-month payment delay contained in this sentence; the Clause B Payment shall be paid at the same time as other annual bonuses for the fiscal year in which the Termination Date occurs are paid (but in no event later than two and one-half months following the end of the fiscal year in which the employment of Executive is terminated); and the Clause C Payment shall be paid at the same time and in the same manner as payments under the Long-Term Incentive Compensation Plan are made for the performance period that ends on the last day of the fiscal year in which the Termination Date occurs (but in no event later than two and one-half months following the end of the fiscal year in which the employment of Executive is terminated). Notwithstanding anything herein to the contrary, to the extent required under Section 409A, if the date specified for the Clause B Payment or the Clause C Payment is on or before the six-month anniversary of the Termination Date, such payment shall be made on the first business day following such six-month anniversary date. Further, to the extent required under Section 409A, the Executive shall be required to pay the cost of the Clause D Services for the period commencing on the Termination Date through the six-month anniversary of the Termination Date, and as soon as practicable following such six-month anniversary, the Company shall reimburse Executive for all such payments. Executive shall not be required to mitigate the amount of any payment provided for in this paragraph (c) by seeking other employment, nor shall any amounts to be received by Executive hereunder be reduced by any other compensation earned.

(d)

Notwithstanding anything herein to the contrary, in the event of a Change in Control, as defined in Attachment A hereto, the Executive shall have the right to terminate the Employment Period by written notice given within the 30 day period following three months after such Change in Control. The Employment Period shall cease upon the giving of such notice. In such event, or in the event that the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate his employment for Good Reason during the two year period after the Change in Control, the amount payable to Executive under paragraph (c) (A) through (D) above shall be not less than 1.5 times the sum of his Base Salary and annual bonus at target. In such circumstances, the amounts payable to Executive pursuant to paragraph (c) (A) through (D) above shall be paid to him at the times specified in paragraph (c), and any amounts payable to Executive pursuant to this paragraph (d) in excess of the amounts specified in paragraph (c)(A) through (D) (the “Excess Amounts”) shall be paid in a lump sum within 10 days following the Termination Date, unless the Excess Amounts are subject to Section 409A. In the event that the Excess Amounts are subject to Section 409A, to the extent that payment of such amounts satisfy the short-term deferral rules set forth in Proposed Treasury Regulation Section 1.409A-1(b)(4) (or the final regulations under Section 409A when issued), the Excess Amounts shall be paid in a lump sum within 10 days following the Termination Date. For purposes of this paragraph, the short-term deferral period shall be measured commencing upon the Change in Control. If payment of the Excess Amounts is made after the short-term deferral period, such amounts shall be paid on the first business day following the six-month anniversary of the Termination Date. For purposes of this paragraph, (i) “Change in Control” shall have the meaning specified in Attachment A hereto and (ii) “Good Reason” shall mean (A) any material demotion of Executive or any material reduction in Executive’s authority or responsibility, except in each case in connection with the termination of Executive’s employment for Cause or disability or as a result of Executive’s death, or temporarily as a result of Executive’s illness or other absence; (B) any reduction in Executive’s rate of Base Salary as payable from time to time; (C) a reduction in Executive’s annual bonus classification level; (D) a failure of the Company to continue in effect the benefits applicable to, or the Company’s reduction of the benefits applicable to, Executive under any benefit plan or arrangement (including without limitation, any pension, life insurance, health or disability plan) in which Executive participates as of the date of the Change in Control without implementation of a substitute plan(s) providing materially similar benefits in the aggregate to those discontinued or reduced, except for a discontinuance of, or reduction under, any such plan or arrangement that is legally required or generally applies to all executives of the Company of a similar level, provided that in either such event the Company provides similar benefits (or the economic effect thereof) to Executive in any manner determined by the Company; or (E) failure of any successor to the Company to assume in writing the obligations hereunder, or (F) a breach of any other material provision of this agreement, which breach is not corrected within 30 days following written notice to the Company.

6.

Gross-up. (a) In the event that Executive shall become entitled to the payments and/or benefits provided by Section 5 or any other amounts (whether pursuant to the terms of this agreement or any other plan, arrangement or agreement with (i) the Company, (ii) any person whose actions result in a change of ownership covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or (iii) any person affiliated with the Company or such person) as a result of a Change in Control as defined in Attachment A (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed), the Company shall pay to Executive at the time specified in paragraph (d) below an additional amount (the "Gross-up Payment") such that the net amount (of the Company Payments and the Gross-up Payment) retained by Executive, after deduction of any Excise Tax on the Company Payments and any federal, state and local income tax and Excise Tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any federal, state or local income tax on the Company Payments, shall be equal to the Company Payments.

(b)

For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (a) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(2) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (b) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(c)

For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up payment is made, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise tax and federal and state and local income tax imposed on the portion of the Gross-up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax or a federal and state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any federal, state or local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed the interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Executive's claim for refund or credit is denied.

In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(d)

The Gross-up Payment or portion thereof provided for in paragraph (c) above shall be paid not later than the thirtieth day following an event occurring which subjects Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and the Company shall pay the remainder of such payments or the Executive shall reimburse the Company for the amount of any over-payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to paragraph (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting Executive to the Excise Tax.

	(e)	The Company shall be responsible for all charges of the Accountants.

7.		Indemnification. The Company agrees that the Executive shall be entitled to the benefits of the indemnity provisions set forth in the Certificate of Incorporation and the By-laws from time to time in accordance with their terms both during his employment and thereafter with regard to his actions as an officer or director of the Company. In addition, the Company agrees to continue in effect for the benefit of the Executive during the Employment Period directors’ and officers’ liability insurance of the type and in the amount currently maintained by the Company to the extent such insurance is available at a premium cost which the Company considers reasonable and, thereafter, with regard to his prior activities as an officer or director, such insurance as is maintained for active directors and officers.

8.		Confidential Information and Non-Competition.

	(a)	Executive agrees that during the Employment Period and thereafter he shall not disclose, at any time, to any person, or use for his own account, nonpublic information of any kind concerning the Company or any of its subsidiaries or affiliates, including, but not limited to, nonpublic information concerning finances, financial plans, accounting methods, strategic plans, operations, personnel, organizational structure, methods of distribution, suppliers, customers, client relationships, marketing strategies, store lists, real estate strategies, or the like

("Confidential Information"). During such period, Executive shall not, without the prior written consent of the Company, unless compelled pursuant to the order of a court or other body having jurisdiction over such matter and unless required by lawful process or subpoena, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company. Executive agrees that during the Employment Period he will not breach his obligations to comply with the provisions of the Code of Business Conduct of the Company, as in effect on the date hereof and as may be amended from time to time.

(b)	Executive recognizes that Confidential Information has been developed by the Company and its affiliates at substantial cost and constitutes valuable and unique property of the Company. Executive acknowledges that the foregoing makes it reasonably necessary for the protection of the Company's interests, in view of the position Executive has held with the Company, that Executive not compete with the Company or its affiliates during the Employment Period and for a reasonable and limited period thereafter. Therefore, Executive agrees that during the term of this agreement and for a period of two years thereafter, Executive shall not engage in Competition. As used herein, "Competition" shall mean (i) participating, directly or indirectly, as an individual proprietor, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, or in any capacity whatsoever (within the United States of America, or in any country where the Company or any of its subsidiaries or affiliates does business) in (A) a business in competition with the retail, catalog, or on-line sale of athletic footwear, athletic apparel, and sporting goods conducted by the Company or any of its subsidiaries or affiliates (the “Athletic Business”) or (B) a business that in the prior fiscal year supplied product to the Company or any of its subsidiaries or affiliates for the Athletic Business having a value of $20 million or more at cost to the Company or any of its subsidiaries or affiliates; provided, however, that (X) such participation shall not include the mere ownership of not more than 1 percent of the total outstanding stock of a publicly traded company and (Y) a department store or general or merchandise store shall not be a business in competition with any business conducted by the Company; or (ii) the intentional recruiting, soliciting or inducing of any employee or employees of the Company or any of its subsidiaries or affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or any of its subsidiaries or affiliates where such employee or employees do in fact so terminate their employment.

(c)	Executive agrees (i) that his services are special and extraordinary, (ii) that a violation of his commitment not to disclose Confidential Information or otherwise to engage in acts of Competition would immediately and irreparably harm the Company, and (iii) that such harm would be incapable of adequate remediation by money damages. Accordingly, Executive agrees that this paragraph 8 may be enforced by injunction, and that he will interpose no objection or defense to such enforcement. Enforcement by injunction shall not bar the Company from any other legal or equitable remedies to which it may be entitled for such violation. If any restriction set forth with regard to Competition is found by any court of competent jurisdiction to

.

be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it is the intention of the parties that the court should interpret and enforce such restriction to its fullest lawful extent.

9.	2005 Agreement. The 2005 Agreement is hereby terminated, effective as of September 30, 2006, without further obligation of either party to the other, and shall thereafter be of no force and effect. Notwithstanding the foregoing, the parties acknowledge that they are parties to Restricted Stock Agreements dated February 9, 2005 and March 22, 2006; Stock Option Agreements dated February 12, 2001, April 18, 2002, September 11, 2003, February 18, 2004, February 17, 2005, and March 23, 2006; and an Indemnification Agreement dated February 9, 2000, which agreements shall remain in full force and effect in accordance with their terms.

10.	Assignment. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, and permitted assigns. This agreement is personal to Executive and neither this agreement nor any rights hereunder may be assigned by him. No rights or obligations of the Company under this agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this agreement, either contractually or as a matter of law.

11.	Arbitration. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by arbitration in the City of New York, in accordance with the rules of the American Arbitration Association (the "AAA"); provided, however, that this Section shall not apply to Section 8 herein. The decision of the arbitrator(s) shall be final and binding on the parties hereto and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The costs assessed by the AAA for arbitration shall be borne equally by both parties.

12.	Notice. Any notice to either party hereunder shall be in writing, and shall be deemed to be sufficiently given to or served on such party, for all purposes, if the same shall be personally delivered to such party, or sent to such party by registered mail, postage prepaid, in the case of Executive, at his principal residence address as shown in the records of the Company, and in the case of the Company, to the General Counsel, Foot Locker, Inc., 112 West 34 Street, New York, New York 10120. Either party hereto may change the address to which notices are to be sent to such party hereunder by written notice of such new address given to the other party hereto. Notices shall be deemed given when received if delivered personally or three (3) days after mailing if mailed as aforesaid.

13.	Applicable Law. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts between residents of such state to be performed therein.

14.	Internal Revenue Code Section 409A. It is intended that the payments provided under this agreement comply with Section 409A. It is also intended that the term “termination of employment” as used herein shall constitute a separation from service within the meaning of Section 409A. The parties hereto recognize that certain provisions of this agreement may be affected by Section 409A and they therefore agree to negotiate in good faith to amend the contract with respect to any changes necessary or advisable to comply with Section 409A. The parties further agree that there is no guarantee as to the tax consequences of payments provided for hereunder.

15.	Miscellaneous.

(a)	This agreement represents the entire understanding of the parties hereto, supersedes any prior understandings or agreements between the parties, and the terms and provisions of this agreement may not be modified or amended except in a writing signed by both parties.

(b)	No waiver by either party of any breach by the other party of any condition or provision contained in this agreement to be fulfilled or performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Except to the extent otherwise specifically provided herein, any waiver must be in writing and signed by you or an authorized officer of the Company, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement as of the day and year first above written.

FOOT LOCKER, INC.

By:	/s/ James E. Preston____
James E. Preston
Chair
Compensation and Management
Resources Committee

/s/ Matthew D. Serra____
Matthew D. Serra

Attachment A

Change in Control

A Change in Control shall mean any of the following:

(i) (A) the making of a tender or exchange offer by any person or entity or group of associated persons or entities (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a "Person") (other than the Company or its Affiliates) for shares of common stock pursuant to which purchases are made of securities representing at least twenty percent (20%) of the total combined voting power of the Company's then issued and outstanding voting securities; (B) the merger or consolidation of the Company with, or the sale or disposition of all or substantially all of the assets of the Company to, any Person other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), of securities representing more than the amounts set forth in (C) below; (C) the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), in the aggregate, of securities of the Company representing twenty percent (20%) or more of the total combined voting power of the Company's then issued and outstanding voting securities by any Person acting in concert as of the date of this Agreement; provided, however, that the Board may at any time and from time to time and in the sole discretion of the Board, as the case may be, increase the voting security ownership percentage threshold of this item (C) to an amount not exceeding forty percent (40%); or (D) the approval by the shareholders of the Company of any plan or proposal for the complete liquidation or dissolution of the Company or for the sale of all or substantially all of the assets of the Company; or (ii) during any period of not more than two (2) consecutive years, individuals who at the beginning of such period constitute the Board, any new director (other than a director designated by a person who has entered into agreement with the Company to effect a transaction described in clause (i)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

ATTACHMENT B

AMENDMENT OF RESTRICTED STOCK AGREEMENT

This amendment made October ___, 2006 between FOOT LOCKER, INC., a New York corporation (the "Company"), and Matthew D. Serra (the "Executive").

WHEREAS, the Company and the Executive are parties to a Restricted Stock Agreement dated March 22, 2006 (the "Restricted Stock Agreement") pursuant to which the Company granted the Executive 56,500 shares of restricted stock; and

WHEREAS, the parties desire to amend the Restricted Stock Agreement as provided herein.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1. Section 3.3(a) of the Restricted Stock Agreement is hereby amended to amend the last sentence (“In the event...Restricted Stock.”) of such section to read, in its entirety, as follows:

“In the event that, on or after February 2, 2008, Executive, as a result of incapacity due to physical or mental illness, is absent from his duties on a full-time basis for more than seven and less than 181 days (the “Short-Term Disability Period”) and during the Short-Term Disability Period Executive retires from the Company, then any unvested portion(s) of the Restricted Stock shall immediately vest and cease to be Restricted Stock.”

2. Capitalized terms used herein that are defined in the Restricted Stock Agreement shall have the meanings provided for in the Restricted Stock Agreement, unless otherwise defined herein.

3. All provisions of the Restricted Stock Agreement not expressly amended hereby shall remain unmodified and unamended hereby and the entire Restricted Stock Agreement, as amended hereby, shall continue in full force and effect in accordance with the terms of the Restricted Stock Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this amendment on the day and year first above written.

FOOT LOCKER, INC.

By:	_________________________________________

_________________________________________
Matthew D. Serra